       As filed with the Securities and Exchange Commission on January 17, 2002.
                                                 Registration No. 333-__________
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
              __________________________________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
              ___________________________________________________

                            MERCATOR SOFTWARE, INC.
              (Exact name of registrant as specified in charter)

            DELAWARE                            7372                       06-1132156
(State or other jurisdiction of     (Primary Standard Industrial        (I.R.S.  Employer
 incorporation or organization)     Classification Code Number)      Identification Number)

                                45 DANBURY ROAD
                          WILTON, CONNECTICUT  06897
                                (203) 761-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
              __________________________________________________

                             GERALD E. KLEIN, ESQ.
              GENERAL COUNSEL - AMERICAS AND CORPORATE SECRETARY
                            MERCATOR SOFTWARE, INC.
                                45 DANBURY ROAD
                          WILTON, CONNECTICUT  06897
                                (203) 761-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
              __________________________________________________
COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                         SERVICE, SHOULD BE SENT TO:


                              PAUL A. SODEN, ESQ.
                              GOULD & WILKIE LLP
                           ONE CHASE MANHATTAN PLAZA
                           NEW YORK, NEW YORK 10005
                                (212) 344-5680
                         _____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. : [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following.[_]



                                                  Calculation of Registration Fee
==================================================================================================================================
  Title of each class of       Amount to be          Proposed maximum             Proposed maximum               Amount of
securities to be registered   Registered (1)     offering price per unit    aggregate offering price (2)   registration fee (3)
---------------------------   --------------     ------------------------   ----------------------------   --------------------
Common Stock                  3,577,883 shs            $ 8.53                 $ 30,519,341                    $ 2,808
$.01 par value

==================================================================================================================================

     (1) Includes shares of Common Stock initially issuable upon exercise of warrants held by the Selling Stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended, also covers indeterminable number of additional shares of Common Stock by reason of adjustment of the number of shares pursuant to certain anti-dilution provisions.
     (2)  Estimated solely for the purpose of calculating the registration fee.
     (3) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of the Common Stock of Mercator Software, Inc. on the Nasdaq National Market System on January 14, 2002.
--------------------------------------------------------------------------------


          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JANUARY 17, 2002.

PRELIMINARY PROSPECTUS

                            MERCATOR SOFTWARE, INC.


                       3,577,883 Shares of Common Stock


     This Prospectus relates to the offer and sale from time to time of up to 3,577,883 shares of our Common Stock by certain of our security holders specified in this Prospectus. See "Selling Stockholders." Of the shares of Common Stock offered by this Prospectus, 2,228,412 shares were issued by us to certain of the Selling Stockholders in a private placement and 557,104 shares are issuable upon the exercise of warrants sold to such Selling Stockholders in the private placement. 228,142 shares of Common Stock covered by this Prospectus were issued upon exercise of warrant granted to certain of the Selling Stockholders and the remaining 564,225 shares are issuable upon the exercise of outstanding warrants previously granted to other Selling Stockholders. We will not receive any of the proceeds from the sale of the shares offered by this Prospectus. We will bear all costs associated with the offering and sale of these shares, other than any underwriting or brokerage discounts, commissions or fees, which will be borne by the Selling Stockholders.

     Our Common Stock is quoted on the Nasdaq National Market System under the symbol "MCTR". On January 14, 2002, the last reported sale price for the Common Stock on the Nasdaq National Market System was $8.64 per share.

                        ______________________________


     INVESTING IN OUR COMMON STOCK INVOLVES VARIOUS RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER.


   ----------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   ----------------------------------------------------------------------------

              The date of this Prospectus is __________ __, 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities, maintained by the Securities and Exchange Commission:

     Judiciary Plaza           Citicorp Center           Woolworth Building
     Room 1024                 5000 West Madison Street  233 Broadway
     450 Fifth Street, N.W.    Suite 1400                New York, New York 10279
     Washington, D.C. 20549    Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at http://www.sec.gov.
                        -------------------

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 000-22667):

     1.    Our Annual Report on Form 10-K for the year ended December 31, 2000;
     2. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;
     3.    Current Report on Form 8-K filed on December 21, 2001; and
     4. The "Description of Capital Stock" contained in our Registration Statements on Form 8-A, filed on June 6, 1997 and September 4, 1998.

     We will provide a copy of any and all of the information that is incorporated by reference in this Prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this Prospectus, to any person, without charge, upon written or oral request.

     Requests for copies of this information should be directed to Investor Relations, Mercator Software, Inc., 45 Danbury Road, Wilton, Connecticut 06897; telephone number (203) 761-8600.

     This Prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.


                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We make statements in this Prospectus and the documents we incorporate by reference that are considered forward-looking within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this Prospectus some important risks, uncertainties and contingencies which could cause the Company's actual results, performances or achievements to be materially different from the forward-looking statements we make in this Prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

     - our inability in developing and releasing new products or product enhancements;
     -   seasonal fluctuations in our revenues or results of operations;
     -   general economic conditions;
     -   competition from others;
     -   risks in expanding international operations; and
     -   other risk factors set forth under "Risk Factors."

     We assume no obligation to update publicly any forwarding-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission, and you should not rely on those statements.

                                  THE COMPANY

     We are a leading provider of software that enables companies to transform their traditional business into an electronic business or e-business using the Internet and corporate networks. The key to e-business transformation is seamless integration of business applications across enterprise landscapes that include back-office systems, Web applications, traditional e-commerce applications, electronic marketplace and electronic exchange. Our flagship Mercator product line provides software essential for integrating applications to enable e-business. Mercator products are designed to eliminate major stumbling blocks associated with integrating complex, disparate applications by resolving fundamental incompatibilities in application formats and semantics. Mercator provides a single, standards-based architecture that can be applied to all e-business integration requirements, including business-to-business, consumer-to-business and internal application-to-application integration. Using Mercator products, customers can reduce the cost and risk of e-business application deployment, accelerate e-business benefits and deliver rapid response to changing business requirements.

                                 THE OFFERING

     On December 11, 2001, we sold and issued to certain of the Selling Stockholders in a private placement an aggregate of 2,228,412 shares of Common Stock and warrants to purchase 557,104 shares of Common Stock. The warrants have an exercise price of $8.98 per share and are exercisable at any time on or before December 11, 2008. We are obligated to issue additional shares of Common Stock to such Selling Stockholders in the event of a sale of additional equity at a price of less than $7.18 per share to any other investors before December 11, 2002.

     The warrants contain anti-dilution provisions pursuant to which the exercise price and number of shares issuable upon exercise will be adjusted in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction or a future sale of additional equity to other investors at less than $8.98 per share while the warrants are outstanding. The number of shares of Common Stock that may be acquired by any such Selling Stockholder upon any exercise of the warrants is limited to the extent that the total number of shares of Common Stock then beneficially owned by such Selling Stockholder (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder) does not exceed 4.999% following such exercise. The Selling Stockholders may increase, decrease or waive such limitation on exercise of warrants upon 61 days prior written notice to us. As part of the agreement relating to this private placement, we agreed to register for resale all of the shares of our Common Stock issued or issuable to such Selling Stockholders.

    On December 11, 2001 we granted to the placement agent, William Blair & Company, L.L.C., in connection with the private placement described above a warrant to purchase 44,568 shares of Common Stock. The warrant has an exercise price of $7.18 per share subject to anti-dilution adjustments and is exercisable at any time on or before December 11, 2006. Such placement agent has a right to have the shares issuable upon exercise of the warrant included in a registration statement filed by us during the first two years of the term of their warrant and they have requested inclusion in this Prospectus as a Selling Stockholder of such shares.

     On June 22, 2001, we issued a warrant to purchase 220,000 shares of Common Stock to our lender in connection with an accounts receivable financing. The warrant had an exercise price of $4.00 per share and is exercisable at any time on or before June 22, 2008. Such lender assigned the warrant to an affiliate, which exercised the warrant for 123,296 shares of Common Stock on January 3, 2002 pursuant to cashless exercise provisions of the warrant agreement. Such lender and its assignee have a right to have the shares issued upon exercise of the warrant included in a registration statement filed by us subsequent to June 22, 2001 and the assignee has requested inclusion in this Prospectus as a Selling Stockholder of such shares.

     During 2001, we granted warrants to purchase a total of 179,404 shares of Common Stock to a Selling Stockholder as compensation for its services in connection with executive search. On January 9, 2002, the Selling Stockholder exercised the warrants for 104,846 shares of Common Stock pursuant to cashless exercise provisions of the warrant agreement. Such Selling Stockholder has rights to have the shares issued upon exercise of the warrants included in a registration statement filed by us during the first two years of the terms of the warrants and it has requested inclusion in this Prospectus as a Selling Stockholder of such shares.

     During 2001, we granted warrants to purchase a total of 456,447 shares of Common Stock to an affiliate of a Selling Stockholder as compensation for its services in connection with strategic alliance opportunities. The warrants have exercise prices ranging from $3.66 to $4.00 per share subject to anti-dilution adjustments and are exercisable for terms from two to three years from the date of grant. Such Selling Stockholder has rights to have the shares issuable upon exercise of the warrants included in a registration statement filed by us during the first two years of the terms of the warrants and it has requested inclusion in this Prospectus as a Selling Stockholder of such shares.

     The remaining 63,210 shares of Common Stock covered by this Prospectus are issuable upon the exercise of warrants granted in 1992 to four of our former employees, including one of our present directors. The warrants have an exercise price of $1.00 per share, subject to anti-dilution adjustments, and are exercisable on or before June 10, 2002. Such Selling Stockholders have rights to have the shares issuable upon exercise of the warrants included in a registration statement filed by us during the terms of their warrants and they have requested inclusion in this Prospectus as Selling Stockholders of such shares.

                              CONTACT INFORMATION

     Our principal executive offices are located at 45 Danbury Road, Wilton, Connecticut 06897, and our telephone number is (203) 761-8600.

                                 RISK FACTORS

     You should carefully consider the following risks factors before making an investment decision. Our business, results of operations and financial condition could be adversely affected by any of the following factors. Additional risks and uncertainties, including those that are not yet identified may also adversely affect our business, results of operations and financial condition. The market price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE

     Our quarterly and annual operating results have varied significantly in the past and may continue to do so in the future. In addition, our recent restructuring plan that has been put in place is unproven, and could result in increased volatility and have an adverse affect on our stock price. We believe that investors should not rely on period-to-period comparisons of our results of operations, as they are not necessarily indications of our future performance. In some future periods, our results of operations may be below the expectation of public market analysts and investors. We have had operating losses in the first, second and third quarters of 2001 and may continue to have losses in the future. In addition, we may not reach our expectations of returning to profitability in the fourth quarter of 2001.

     Our revenues and results of operations are difficult to forecast and depend on a variety of factors. These factors include the following:

     - personnel changes, our ability to attract and retain qualified sales, professional services and research and development personnel and the rate at which these personnel become productive;

     -    general economic conditions;

     -    the size, timing and terms of individual license transactions;

     -    sales of our products are cyclical;

     -    demand for and market acceptance of our products and related services;

     - our ability to expand, and market acceptance of, our services business;

     - the timing of our expenditures in anticipation of product releases or increased revenue;

     - the timing of product enhancements and product introductions by us and our competitors;

     - market acceptance of enhanced versions of our existing products and of new products;

     -    changes in pricing policies by our competitors and ourselves;

     -    variations in the mix of products and services we sell;

     -    the mix of channels through which our products and services are sold;

     -    our success in penetrating international markets;

     -    the buying patterns and budgeting cycles of customers;

     -    our ability to raise cash to fund operations;

     -    the acceptance in the marketplace of our new vertical strategy; and

     -    our ability to achieve profitability in the future.

     We have historically derived a substantial portion of our revenues from the licensing of our software products, and we anticipate that this trend will continue for the foreseeable future.

     Software license revenues are difficult to forecast for a number of reasons, including the following:

     - We typically do not have a material backlog of unfilled orders, and revenues in any quarter substantially depend on orders booked and shipped in that quarter;

     - the length of the sales cycles for our products can vary significantly from customer to customer and from product to product and can be as long as nine months or more;

     - the terms and conditions of individual license transactions, including prices and discounts, are often negotiated based on volumes and commitments, and may vary considerably from customer to customer; and

     - We have generally recognized a substantial portion of our quarterly software licensing revenues in the last month of each quarter.

     Accordingly, the cancellation or deferral of even a small number of purchases of licenses of our products could harm our business and affect our profitability.

     We have taken and expect to continue to take remedial measures to address any slowdown in the market for our Mercator products, which could have long-term effects on our business.

     In particular, we have reduced our workforce and reduced our planned capital expenditure and expense budgets. These measures will reduce our expenses. However, each of these measures could have long-term effects on our business including but not limited to reducing our pool of technical talent, decreasing or slowing improvements in our products, and making it more difficult for us to respond to customers.

INVESTORS, CUSTOMERS AND VENDORS MAY REACT ADVERSELY TO CHANGE IN OUR COMPANY

     Our success depends in large part on the support of investors, key customers and vendors who may react adversely to changes in our company since the restatement of our first quarter 2000 earnings and the adjustment to previously disclosed second quarter 2000 results. Many members of our senior management have joined us since January 2001. It will take time and resources for these individuals to effect change within our organization and during this period our vendors and customers may re-examine their willingness to do business with us. If we are unable to retain and attract our existing and new customers and vendors, our business, operating results and financial condition could be materially adversely affected.

OUR FUTURE SUCCESS DEPENDS ON RETAINING OUR KEY PERSONNEL AND ATTRACTING AND RETAINING ADDITIONAL HIGHLY QUALIFIED EMPLOYEES

     Other than Roy King, our Chairman, Chief Executive Officer and President, all employees are employed at-will and we have no fixed-term employment agreements with our employees, which prevent them from terminating their employment at any time. The loss of the services of any one or more of our key employees could harm our business.

     Our future success also depends on our ability to attract, train and retain highly qualified sales, research and development, professional services and managerial personnel, particularly sales and professional services personnel with expertise in enterprise resource planning systems. Competition for these personnel is intense. We may not be able to attract, assimilate or retain qualified personnel. We have at times experienced, and we continue to experience, difficulty in recruiting qualified sales and research and development personnel, and we anticipate these difficulties may continue in the future. Furthermore, we have in the past experienced, and in the future expect to continue to experience, a significant time lag between the date sales, research and development and professional services personnel are hired and the date these employees become fully productive.

IT WOULD BE DIFFICULT FOR US TO ADJUST OUR SPENDING IF WE EXPERIENCE ANY REVENUE SHORTFALLS

     Our future revenues will also be difficult to predict and we could fail to achieve our revenue expectations. Our expense levels are based, in part, on our expectation of future revenues, and expense levels are, to a large extent, fixed in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. If revenue levels are below expectations for any reason, our operating results and cash flows are likely to be harmed. Net income may be disproportionately affected by a reduction in revenue because large portions of our expenses are related to headcount that cannot be easily reduced without harming our business. If cash flows are negatively impacted, there can be no assurance that existing financing arrangements, including lines of credit in the form of accounts receivable financing agreements and the like, will be sufficient to meet cash needs or will be available in the future, as there is no assurance that we will be able to draw down upon our existing line of credit.

WE MAY EXPERIENCE SEASONAL FLUCTUATIONS IN OUR REVENUES OR RESULTS OF OPERATIONS

     It is not uncommon for software companies to experience strong calendar year ends followed by weaker subsequent quarters, in some cases with sequential declines in revenues or operating profit. We believe that many software companies exhibit this pattern in their sales cycles primarily due to customers' buying patterns and budget cycles. We have displayed this pattern in the past and may display this pattern in future years.

WE ARE EXPOSED TO GENERAL ECONOMIC CONDITIONS

     As a result of recent unfavorable economic conditions and reduced capital spending, software licensing revenues have declined year to date as a percentage of our total revenues as compared to the prior year. In particular, sales to e-commerce and internet businesses, value-added resellers and independent software vendors were impacted during the first, second and third fiscal quarters of 2001. If the economic conditions in the United States worsen, or if a wider global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition.

WE DEPEND ON THE SALES OF OUR MERCATOR PRODUCTS AND RELATED SERVICES

     We first introduced our Mercator products in 1993. In recent years, a significant portion of our revenue has been attributable to licenses of Mercator products and related services, and we expect that revenue attributable to our Mercator products and related services will continue to represent a significant portion of our total revenue for the foreseeable future. Accordingly, our future operating results significantly depend on the market acceptance and growth of our Mercator product line and enhancements of these products and services. Market acceptance of our Mercator product line may not increase or remain at current levels, and we may not be able to successfully market our Mercator product line or develop extensions and enhancements to this product line on a long-term basis. In the event that our current or future competitors release new products that provide, or are perceived as providing, more advanced features, greater functionality, better performance, better compatibility with other systems or lower prices than our Mercator product line, demand for our products and services would likely decline. A decline in demand for, or market acceptance of, the Mercator product line would harm our business.

WE MAY EXPERIENCE DIFFICULTIES IN DEVELOPING AND INTRODUCING NEW OR ENHANCED PRODUCTS NECESSITATED BY TECHNOLOGICAL CHANGES

     Our future success will depend, in part, upon our ability to anticipate changes, to enhance our current products and to develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our customers. Our products may be rendered obsolete if we fail to anticipate or react to change. Development of enhancements to existing products and new products depend, in part, on a number of factors, including the following:

     - the timing of releases of new versions of applications systems by vendors;

     -    the introduction of new applications, systems or computing platforms;

     -    the timing of changes in platforms;

     -    the release of new standards or changes to existing standards;

     -    changing customer requirements; and

     -    the availability of cash to fund development.

     Our product enhancements or new products may not adequately meet the requirements of the marketplace or achieve any significant degree of market acceptance. In addition, our introduction or announcement, or those of one or more of our current or future competitors, of products embodying new technologies or features could render our existing products obsolete or unmarketable and may cause customers to defer or cancel purchases of our existing products. Any deferment or cancellation of purchases could harm our business.

WE COULD EXPERIENCE DELAYS IN DEVELOPING AND RELEASING NEW PRODUCTS OR PRODUCT ENHANCEMENTS

     We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements. We have in the past experienced delays in the introduction of product enhancements and new products and we may experience delays in the future. We furthermore, as the number of applications, systems and platforms supported by our products increases, could experience difficulties in developing, on a timely basis, product enhancements which address the increased number of new versions of applications, systems or platforms served by our existing products. If we fail, for technological or other reasons, to develop and introduce product enhancements or new products in a timely and cost-effective manner or if we experience any significant delays in product development or introduction, our customers may delay or decide against purchases of our products, which could harm our business.

THE SUCCESS OF OUR PRODUCTS WILL ALSO DEPEND UPON THE SUCCESS OF THE PLATFORMS WE TARGET

     We may, in the future, seek to develop and market enhancements to existing products or new products, which are targeted for applications, systems or platforms that we believe will achieve commercial acceptance. This could require us to devote significant development, sales and marketing personnel, as well as other resources, to these efforts, which would otherwise be available for other purposes. We may not be able to successfully identify these applications, systems or platforms, and even if we do so, we may not achieve commercial acceptance or we may not realize a sufficient return on our investment. Failure of these targeted applications, systems or platforms to achieve commercial acceptance or our failure to achieve a sufficient return on our investment could harm our business.

WE MAY NOT SUCCESSFULLY EXPAND OUR SALES AND DISTRIBUTION CHANNELS

     An integral part of our strategy is to expand our indirect sales channels, including strategic partners, value-added resellers, independent software vendors, systems integrators and distributors. This channel is accounting for a growing percentage of our total revenues and we are increasing resources dedicated to developing and expanding these indirect distribution channels. We may not be successful in expanding the number of indirect distribution channels for our products. If we are successful in increasing our sales through indirect sales channels, we expect that those sales will be at lower per unit prices than sales through direct channels, and revenue we receive for each sale will be less than if we had licensed the same product to the customer directly.

     Selling through indirect channels may also limit our contact with our customers. As a result, our ability to accurately forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered.

     Even if we successfully expand our indirect distribution channels, any new strategic partners, value added resellers, independent software vendors, system integrators or distributors may offer competing products, or have no minimum purchase requirements of our products. These third parties may also not have the technical expertise required to market and support our products successfully. If the third parties do not provide adequate levels of services and technical support, our customers could become dissatisfied, and we may have to devote additional resources for customer support. Our brand name and reputation could be harmed. Selling products through indirect sales channels could cause conflicts with the selling efforts of our direct sales force.

     Our strategy of marketing products directly to end-users and indirectly through value added resellers, independent software vendors, systems integrators and distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different resellers target the same customers, resellers may also come into conflict with each other.

Although we have attempted to manage our distribution channels to avoid potential conflicts, channel conflicts may harm our relationships with existing value added resellers, independent software vendors, systems integrators or distributors or impair our ability to attract new value added resellers, independent software vendors, systems integrators and distributors.

WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH

     Our business has grown in recent years. The growth of our business has placed, and is expected to continue to place, a strain on our administrative, financial, sales and operational resources and increased demands on our systems and controls.

     To address this growth, we have recently implemented, or are in the process of implementing and will implement in the future, a variety of new and upgraded operational and financial systems, procedures and controls. We may not be able to successfully complete the implementation and integration of these systems, procedures and controls, or hire additional personnel, in a timely manner. Our inability to manage our growth amid changing business conditions, or to adapt our operational, management and financial control systems to accommodate our growth could harm our business.

WE MAY FACE SIGNIFICANT RISKS IN EXPANDING OUR INTERNATIONAL OPERATIONS

     International revenues accounted for approximately 29% of our total revenues for 1999 compared to approximately 37% of our total revenues for 2000 and 37% of our total revenues in the first nine months of 2001. Continued expansion of our international sales and marketing efforts will require significant management attention and financial resources. We also expect to commit additional time and development resources to customizing our products for selected international markets and to developing international sales and support channels. International operations involve a number of additional risks, including the following:

     - impact of possible recessionary environments in economies outside the United States;

     - longer receivables collection periods and greater difficulty in accounts receivable collection;

     -    unexpected changes in regulatory requirements;

     -    dependence on independent resellers;

     -    reduced protection for intellectual property rights in some countries;

     -    tariffs and other trade barriers;

     -    foreign currency exchange rate fluctuations;

     -    difficulties in staffing and managing foreign operations;

     -    the burdens of complying with a variety of foreign laws;

     -    potentially adverse tax consequences; and

     -    political and economic instability.

     To the extent that our international operations expand, we expect that an increasing portion of our international license and service and other revenues will be denominated in foreign currencies. We do not currently engage in foreign currency hedging transactions. However, as we continue to expand our international operations, exposures to gains and losses on foreign currency transactions may increase. We may choose to limit our exposure by the purchase of forward foreign exchange contracts or similar hedging strategies. The currency exchange strategy that we adopt may not be successful in avoiding exchange-related losses. In addition, the above-listed factors may cause a decline in our future international revenue and, consequently, may harm our business. We may not be able to sustain or increase revenue that we derive from international sources.

OUR SUCCESS DEPENDS UPON THE WIDESPREAD USE AND ADOPTION OF THE INTERNET AND INTRANETS

     We believe that the demand for enterprise application integration solutions, such as those that we offer, will depend, in part, upon the adoption by businesses and end-users of the internet and intranets as platforms for electronic commerce and communications. The internet and intranets are new and evolving, and they may not be widely adopted, particularly for electronic commerce and communications among businesses. Critical issues concerning the internet and intranets, including security, reliability, cost, ease of use and access and quality of service remain unresolved at this time, inhibiting adoption by many enterprises and end-users. If the internet and intranets are not widely used by businesses and end-users, particularly for electronic commerce, this could harm our business.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD ADVERSELY AFFECT OUR BUSINESS

     Congress has passed legislation and several more bills have been sponsored in both the House and Senate that are designed to regulate various aspects of the internet, including, for example, on-line content, copyright infringement, user privacy, and taxation. In addition, federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate aspects of the internet, including libel, pricing, quality of products and services, and intellectual property ownership. The laws governing the use of the internet, in general, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws apply to the internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, which may impose additional burdens on companies conducting business online by limiting the type and flow of information over the internet. The adoption or modification of laws or regulations relating to the internet could adversely affect our business.

     It is not known how courts will interpret both existing and new laws. Therefore, we are uncertain as to how new laws or the application of existing laws will affect our business. In addition, our clients who may be subject to such legislation may indirectly affect our business. Increased regulation of the internet may decrease the growth in the use of the internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

     Capacity constraints caused by growth in internet use may, unless resolved, impede further development of the internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the internet for commerce and communications, particularly by those individuals and companies that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new internet-based strategy that may make their existing personnel and infrastructure obsolete. If the necessary infrastructure, products, services or facilities are not developed, or if the internet does not become or remain a viable commercial medium, our business, results of operations and financial condition could be materially and adversely affected.

     The United States Omnibus Appropriations Act of 1998, which placed a moratorium on taxes levied on internet access, expired October 21, 2001. Although similar federal legislation has been proposed, there can be no assurance that any such legislation will become law. Additionally, states may tax internet access resulting in increased cost to access the internet, resulting in a material adverse effect to our business.

WE FACE SIGNIFICANT COMPETITION IN THE MARKET FOR E-BUSINESS INTEGRATION
SOFTWARE

     The market for our products and services is extremely competitive and subject to rapid change. Because there are relatively low barriers to entry in the software market, we expect additional competition from other established and emerging companies.

     In the e-business integration market, our products and related services compete primarily against solutions developed internally by individual businesses to meet their specific e-business integration needs. In addition, we face increasing competition in the e-business integration market from other third-party software vendors.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends or customer requirements, or devote greater resources than we do to the development, promotion and sale of their products. Accordingly, we may not be able to compete effectively in our target markets against these competitors.

     We expect that we will face increasing pricing pressures from our current competitors and new market entrants. Our competitors may engage in pricing practices that reduce the average selling prices of our products and related services. To offset declining average selling prices, we believe that we must successfully introduce and sell enhancements to existing products and new products on a timely basis. We must also develop enhancements to existing products and new products that incorporate features that can be sold at higher average selling prices. To the extent that enhancements to existing products and new products are not developed in a timely manner, do not achieve customer acceptance or do not generate higher average selling prices, our operating margins may decline.

WE HAVE ONLY LIMITED PROTECTION FOR OUR PROPRIETARY TECHNOLOGY

     Our success is dependent upon our proprietary software technology. We do not currently have any patents and we rely principally on trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our technology. We also believe that factors such as the technological and creative skills of our personnel, product enhancements and new product developments are essential to establishing and maintaining a technology leadership position. We enter into confidentiality and/or license agreements with our employees, distributors and customers, and we limit access to and distribution of our software, documentation and other proprietary information. The steps taken by us may not be sufficient to prevent misappropriation of our technology, and such protections do not preclude competitors from developing products with functionality or features similar to our products. Furthermore, it is possible that third parties will independently develop competing technologies that are substantially equivalent or superior to our technologies. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, which could pose additional risks of infringement as we continue to expand internationally. Our failure or inability to protect our proprietary technology could have a material adverse effect on our business.

     Although we do not believe our products infringe the proprietary rights of any third parties, infringement claims could be asserted against us or our customers in the future. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights, or for purposes of establishing the validity of our proprietary rights. Litigation, either as plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks whether or not such litigation is resolved in our favor, which could have a material adverse effect on our business. Parties making claims against us could secure substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to license our products in the United States or abroad. Such a judgment could have a material adverse effect on our business. If it appears necessary or desirable, we may seek licenses to intellectual property that we are allegedly infringing. Licenses may not be obtainable on commercially reasonable terms, if at all. The failure to obtain necessary licenses or other rights could have a material adverse effect on our business. As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time-consuming and expensive to defend and could adversely affect our business. We are not aware of any currently pending claims that our products, trademarks or other proprietary rights infringe upon the proprietary rights of third parties.

WE MAY BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements, especially unsigned shrink-wrap licenses, may not be effective under the laws of certain jurisdictions. Consequently, the sale and support of our software entails the risk of product liability claims in the future. We currently have a standard business owner's insurance policy, but we do not have insurance specifically for software product liability risks or software errors and omissions.

SECURITIES LITIGATION

     After the restatement of our first quarter 2000 earnings and the adjustment to previously disclosed second quarter 2000 results, the Company was named in a series of similar purported securities class action lawsuits. These lawsuits have now been consolidated into one matter. The amended complaint in the consolidated matter alleges violations of United States federal securities law through alleged material misrepresentations and omissions and seeks an unspecified award of damages. We believe that the allegations in the amended complaint are without merit, and we intend to contest them vigorously. However, there can be no assurance as to the ultimate outcome of this pending litigation matter.

OUR STOCK PRICE HAS FLUCTUATED AND COULD CONTINUE TO FLUCTUATE

     The trading price of our Common Stock has fluctuated widely in the past and may be significantly affected by a number of factors, including the following:

     -    actual or anticipated fluctuations in our operating results;

     - announcements of technological innovations or new products by us or our competitors;

     - developments with respect to patents, copyrights or proprietary rights;

     -    conditions and trends in the software or other industries; and

     -    general market conditions.

     In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have particularly affected the market prices for the Common Stock of technology companies. These broad market fluctuations may cause the market price of our Common Stock to decline.

OUR STOCKHOLDER RIGHTS PLAN, CORPORATE GOVERNANCE STRUCTURE AND GOVERNING LAW MAY DELAY OR PREVENT OUR ACQUISITION BY ANOTHER COMPANY

     Our governing documents as well as Delaware law contain provisions that could make it more difficult for a third party to attempt to acquire or gain control of our company. These provisions include:

     - our Board of Directors can issue shares of preferred stock without any vote or action by the stockholders and this stock could have voting, liquidation and dividend rights superior to that of existing stockholders and could impede the success of any acquisition attempt by another company;

     - we adopted a stockholders rights plan which permits existing stockholders to purchase a substantial number of shares at a substantial discount to the market price if a third party attempts to gain control on a large equity position in our company;

     - a stockholder must give our Board of Directors prior notice of a proposal to take action by written consent;

     - a stockholder must give advance notice to the Board of Directors before stockholder-sponsored proposals may receive consideration at annual meetings and before a stockholder may make nominations for the election of directors;

     - vacancies on the Board of Directors may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office; and

     -    stockholders cannot call special meetings of stockholders

     We are also governed by Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with any interested stockholder, as defined by that statute. Our stockholder rights plan, our charter bylaws and the provisions of Section 203 could make it more difficult for a third party to acquire control of our outstanding voting stock and could delay or prevent a change in our control.

FUTURE SALES OF OUR COMMON STOCK BY OUR STOCKHOLDERS COULD CAUSE OUR

STOCK PRICE TO DECLINE

     As of January 14, 2002, we have outstanding warrants to purchase an aggregate of 1,121,929 shares of Common Stock, including shares covered by the registration statement of which this Prospectus is a part, and also options to purchase an aggregate of 8,191,855 shares of Common Stock granted under our directors' and employee benefit plans. The number of shares issuable upon exercise of warrants are subject to adjustment pursuant to anti-dilution provisions. Holders of such warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided in such warrants and options. Further, while these warrants and options are outstanding, our ability to obtain additional financing on favorable terms could be affected.

     Sales of a significant amount of Common Stock in the public market by existing shareholders including holders of warrants and options, could adversely affect the market price of the Common Stock, and it may make it more difficult for us to sell our Common Stock in the future at times and for prices that we deem appropriate. Several of our stock and warrant holders, including Selling Stockholders named in this Prospectus are parties to registration rights agreements with us under which we may be required to register their stock for sale to the public.

     Sale of the shares of Common Stock covered by this Prospectus, or even the availability of such shares for sale, may have an adverse effect on the market prices from time to time.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of any of the Common Stock by the Selling Stockholders. We may receive proceeds should Selling Stockholders exercise their warrants to purchase shares of Common Stock. If the warrants are exercised, we intend to use such proceeds for working capital and general corporate purposes.


                              SELLING STOCKHOLDERS

     On December 11, 2001, we sold and issued to certain of the Selling Stockholders in a private placement an aggregate of 2,228,412 shares of Common Stock and warrants to purchase 557,104 shares of our Common Stock. The warrants have an exercise price of $8.98 per share, and are exercisable at any time on or before December 11, 2008. We are obligated to issue additional Common Stock to the Selling Stockholders in the event of a sale of additional equity to other investors before December 11, 2002 at a price of less than $7.18 per share. The warrants also contain anti-dilution provisions pursuant to which the exercise price and number of common shares issuable thereunder will be adjusted in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction or a future sale of additional equity to other investors at a price of less than $8.98 per share while the warrants are outstanding. The number of shares of Common Stock that may be acquired by any such Selling Stockholder upon any exercise of the warrants is limited to the extent that the total number of shares of Common Stock then beneficially owned by such Selling Stockholder (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder) does not exceed 4.999% following such exercise. The Selling Stockholders may increase, decrease or waive such limitation on exercise of warrants upon 61 days prior written notice to us.

     On December 11, 2001 we granted to the placement agent, William Blair & Company, L.L.C., in connection with the private placement described above a warrant to purchase 44,568 shares of Common Stock. The warrant has an exercise price of $7.18 per share subject to anti-dilution adjustments and is exercisable at any time on or before December 11, 2006.

     On June 22, 2001, we issued a warrant to purchase 220,000 shares of Common Stock to our lender, Silicon Valley Bank, in connection with an accounts receivable financing. The warrant had an exercise price of $4.00 per share and is exercisable at any time on or prior to June 22, 2008. Such lender assigned the warrant to an affiliate, which exercised the warrant for 123,296 shares of Common Stock on January 3, 2002 pursuant to cashless exercise provisions of the warrant agreement. During 2001, we granted warrants to purchase a total of 179,404 shares of Common Stock to a Selling Stockholder as compensation for its services in connection with executive search. On January 9, 2002, the Selling Stockholder exercised the warrants for 104,846 shares of Common Stock pursuant to cashless exercise provisions of the warrant agreement.

     During 2001, we granted warrants to purchase a total of 456,447 shares of Common Stock to an affiliate of a Selling Stockholder as compensation for its services in connection with strategic alliance opportunities. The warrants have exercise prices ranging from $3.66 to $4.00 per share subject to anti-dilution adjustments and are exercisable for terms from two to three years from the date of grant. The remaining 63,210 shares of Common Stock covered by this Prospectus are issuable upon the exercise of warrants granted in 1992 to four of our former employees including Constance F. Galley, who was our Chief Executive Officer from 1985 to 2000 and has been a director since 1985, and Edward J. Watson, who was our Executive Vice President - Business Development from 1994 to 2000. The warrants have an exercise price of $1.00 per share subject to anti-dilution adjustments and are exercisable on or before June 10, 2002.

     The shares being offered pursuant to this Prospectus may be offered from time to time in one or more offerings. The shares offered by the Selling Stockholders pursuant to this Prospectus include all of the shares issued and which are issuable to the Selling Stockholders. None of the Selling Stockholders has had any material relationship with us or any of our affiliates within the past three years except as noted above. Some of the Selling Stockholders are partnerships which may distribute their shares of our Common Stock to their partners who may sell the shares pursuant to this Prospectus. The Selling Stockholders may pledge or transfer the shares under certain circumstances and, if they do, the pledgees or transferees will be able to sell the shares under this Prospectus. See "Plan of Distribution."

     The following table sets forth certain information with respect to the Selling Stockholders. We have assumed, when calculating the numbers of shares in the table, that all of the shares owned by each Selling Stockholder and offered pursuant to this Prospectus will be sold.

                                       SHARES OWNED BEFORE THE            SHARES OFFERED PURSUANT TO           SHARES OWNED
                                               OFFERING                         THIS PROSPECTUS             AFTER THE OFFERING
                                            --------------                   ---------------------          ------------------
   SELLING STOCKHOLDERS                  NUMBER         PERCENT            NUMBER (1)        PERCENT         NUMBER      PERCENT
                                        -------         -------            ----------        -------         ------      -------
Pine Ridge Financial, Inc.           1,649,005 (2)       4.956%           1,479,805 (3)       4.447%         169,200         *
Cranshire Capital, L.P.                522,284 (4)       1.579%             522,284 (4)       1.579%           -
ZLP Master Technology Fund, Ltd.       522,284 (5)       1.579%             522,284 (5)       1.579%           -
Cleveland Overseas Ltd.                174,095 (6)         *                174,095 (6)           *            -
ST Capital Partners, LP                 87,048 (7)         *                 87,048 (7)           *            -
William Blair & Company, L.L.C.         44,568 (8)         *                 44,568 (8)           *            -
Silicon Valley Bancshares              123,296 (9)         *                123,296 (9)           *            -
MAST International Limited             456,447 (10)      1.365%             456,447 (10)      1.365%           -
Morgan Howard Group International      104,846 (11)        *                104,846 (11)          *            -
Limited
Constance F. Galley                     50,010 (12)        *                 50,010 (12)          *            -
Edward J. Watson                        12,000 (13)        *                 12,000 (13)          *            -
Paul Lemme                               1,200 (14)        *                  1,200 (14)          *            -

* Less than 1%

(1) Assumes exercise of all warrants to purchase shares held by the Selling Stockholder.

(2) Represents 1,353,044 shares owned by the Selling Stockholder and 295,961 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments.

(3) Represents 1,183,844 shares owned by the Selling Stockholder and 295,961 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments.

(4) Represents 417,827 shares owned by the Selling Stockholder and 104,457 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments.

(5) Represents 417,827 shares owned by the Selling Stockholder and 104,457 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments.

(6) Represents 139,276 shares owned by the Selling Stockholder and 34,819 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments.

(7) Represents 69,638 shares owned by the Selling Stockholder and 17,410 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments.

(8) Represent 44,568 shares issuable upon the exercise of a warrant at an original exercise price of $7.18 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments.

(9) Represents 123,296 shares acquired by the Selling Stockholder upon the exercise of a warrant at an original exercise price of $4.00 per share.

(10) Represents 456,447 shares issuable upon the exercise of warrants at original exercise prices ranging from $3.66 to $4.00 per share. The number of shares of Common Stock issuable upon exercise of these warrants and exercise price are subject to antidilution adjustments.

(11) Represents 104,846 shares aquired by the Selling Stockholder upon the exercise of warrants at original exercise prices ranging from $2.62 to $5.60 per share.

(12) Represents 50,010 shares issuable upon the exercise of warrants at original exercise prices of $1.00 per share. The number of shares of Common Stock issuable upon exercise of these warrants and exercise price are subject to antidilution adjustments. Ms. Galley is presently a director of our Company.

(13) Represents 12,000 shares issuable upon the exercise of warrants at original exercise prices of $1.00 per share. The number of shares of Common Stock issuable upon exercise of these warrants and exercise price are subject to antidilution adjustments.

(14) Represents 1,200 shares issuable upon the exercise of warrants at original exercise prices of $1.00 per share. The number of shares of Common Stock issuable upon exercise of these warrants and exercise price are subject to antidilution adjustments.

     In connection with the sale of the shares of Common Stock and warrants issued to the Selling Stockholders, we agreed to file with the Securities and Exchange Commission a registration statement to permit the public sale of the shares by the Selling Stockholders from time to time and to keep the registration statement effective until the earlier of (i) the sale of all of the shares pursuant to the registration statement, (ii) the date on which all of the shares are eligible for resale pursuant to Rule 144(k) under the Securities Act of 1933, or (iii) the fifth anniversary of the date the registration statement is declared effective by the Securities and Exchange Commission.

     We have agreed to bear all expenses in connection with the registration and resale of the shares, other than any underwriting or brokerage discounts, commissions or fees, which will be borne by the Selling Stockholders. The agreements between us and certain Selling Stockholders provide that we will indemnify such Selling Stockholders from certain liabilities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                             PLAN OF DISTRIBUTION

     The Selling Stockholders may from time to time sell any or all of their shares of Common Stock covered by this Prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed, negotiated or prevailing market prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers or sells on the open market;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     -    short sales;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale; and

     -    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

     The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     William Blair & Company, L.L.C., Morgan Howard Group International Limited and MAST International Limited have each agreed that they will not offer or sell on the open market more than 100,000 shares of our Common Stock issuable upon exercise of warrants during a period of five consecutive trading days at any time until December 11, 2006.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders have advised us that they do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

     The Selling Stockholders also may transfer the shares of Common Stock in certain other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares of Common Stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares of Common Stock, including up to $10,000 of fees and disbursements of counsel to the Selling Stockholders who acquired shares in the December 11, 2001 private placement.

     We have agreed to indemnify certain of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any Selling Stockholder. If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this Prospectus to reflect such arrangement. If the Selling Stockholders use this Prospectus for any sale of the shares of Common Stock, they will be subject to the Prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our Common Stock by and activities of the Selling Stockholders in connection with such shares.


                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 190,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

COMMON STOCK

     As of January 14, 2002, there were 32,977,477 shares of Common Stock outstanding that were held of record by approximately 12,400 shareholders.

     Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our amended and restated Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon any liquidation, dissolution or winding-up by us, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors, without any further vote or action by the stockholders, is authorized subject to any limitations prescribed by Delaware law, to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company. We have no current plan to issue any shares of preferred stock.

WARRANTS

     As of January 14, 2002, we had outstanding warrants to purchase shares of our

Common Stock. These warrants are exercisable for an aggregate of 1,121,929 shares of Common Stock, including shares covered by the registration statement of which this Prospectus is a part. These warrants have exercise prices ranging from $1.00 per share to $8.98 per share of Common Stock and expire between June 2002 and December 2008. The number of shares issuable upon exercise of warrants are subject to adjustment pursuant to anti-dilution provisions. These warrants may be exercised on a net exercise basis without requiring payment of cash.

REGISTRATION RIGHTS

     Some of our investors holding shares of Common Stock and warrants to purchase shares of our Common Stock have rights to require us, upon their request, to register under the Securities Act shares of Common Stock, including shares of Common Stock issuable upon exercise of such warrants. In addition, certain holders of our Common Stock and warrants to purchase our Common Stock have rights to include their shares in a registration statement that we propose to file under the Securities Act, other than in connection with our employee benefit plans or a corporate reorganization.

     We will bear all expenses incurred in connection with the above registrations (other than any underwriters' and brokers' discounts, commissions and fees). Our obligation to register such securities will terminate when all such registrable securities have been registered and sold or are no longer outstanding.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. The anti-takeover law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market System, from engaging, under certain circumstances, in a business combination (which includes a merger or sale of more than 10% of the corporation's assets) with any interested stockholder (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an interested stockholder. A Delaware corporation may opt out of the anti-takeover law by an express provision in its original Certificate of Incorporation or express provisions in its Certificate of Incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of the anti-takeover law. The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

SHAREHOLDER RIGHTS PLAN

     On August 27, 1998, our Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of our Common Stock. The dividend was paid to stockholders of record on September 7, 1998 (hereinafter referred to as "record date"). In addition, one preferred share purchase right shall be issued with each share of Common Stock that becomes outstanding between the record date and the earliest of the distribution date, the redemption date and the final expiration date (as such terms are defined in the rights agreement). Each preferred share purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, at a price of $140.00 per one one-hundredth of such preferred share, subject to adjustment in certain circumstances. The full description and terms of the rights are set forth in a rights agreement between us and The Bank of New York, as rights agent.

     Until the earlier to occur of (i) 10 days following a public announcement or disclosure that a person or group of affiliated or associated persons (an "acquiring person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the announcement of an intention to make a tender offer or exchange offer the conclusion of which would result in a person or group becoming an acquiring person, the earilier of such dates being referred to as the "distribution date", the rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the record date, by such shares of Common Stock with a copy of a summary of rights attached thereto. Notwithstanding the foregoing, (i) no person shall become an acquiring person if our Board of Directors determines in good faith that a person who would otherwise be an acquiring person has become such inadvertently, and such person as promptly as practicable takes such actions as may be necessary so that such person would no longer be considered an acquiring person and (ii) any person or group of affiliated or associated persons who or which held beneficial ownership of 5% or more of the outstanding shares of Common Stock as of August 27, 1998 will not be deemed to be an acquiring person unless and until such person or group of affiliated or associated persons hold beneficial ownership of 20% or more of the then outstanding shares of Common Stock.

     The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the shares of Common Stock. Until the distribution date (or earlier redemption or expiration of the rights), new certificates for shares of Common Stock issued after the record date, upon transfer or new issuance of shares of Common Stock, will contain a notation incorporating by reference the rights agreement. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the record date, even without such notation or a copy of the summary of rights being attached thereto, will also constitute the transfer of the rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of Common Stock as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date. The rights will expire on September 2, 2008, the final expiration date, unless the final expiration date is extended or unless we redeem or exchange the rights, in each case, as described below.

     Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a quarterly dividend payment of 100 times the dividend declared per share of Common Stock. In the event of liquidation, each preferred share will be entitled to a $1.00 preference, and thereafter the holders of the preferred shares will be entitled to an aggregate payment per preferred share of 100 times the aggregate payment made per share of Common Stock. Each preferred share will have 100 votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchange, each preferred share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions.

     In the event that any person becomes an acquiring person, unless the event causing the designated percentage threshold to be crossed and the person to thereby become an acquiring person is a merger or acquisition described in the next paragraph, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the right on the terms and conditions set forth in the rights agreement. If we do not have authorized but unissued share of Common Stock sufficient to satisfy such obligation to issue share of Common Stock, we are obligated to deliver upon payment of the exercise price of a right an amount of cash or other securities equivalent in value to the share of Common Stock issuable upon exercise of a right.

     In the event that any person or group becomes an acquiring person and we merge into or engage in certain other business combination transactions with an acquiring person or 50% or more of our consolidated assets or earning power are sold to an acquiring person, each holder of a right, other than rights beneficially owned by an acquiring person, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

     At any time after any person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding stock, our Board of Directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a preferred share (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

     At any time prior to such time as a person or group becomes an acquiring person, our Board of Directors may redeem the rights in whole, but not in part, at a price of $0.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. After the period for redemption of the rights has expired, the Board of Directors may not amend the rights agreement to extend the period for redemption of the rights.

     Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     The terms of the rights may be amended by a resolution of the Board of Directors without the consent of the holders of the rights, except that from and after such time as a person or group becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights (other than an acquiring person).

     Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends. As long as the rights are attached to the shares of Common Stock, one additional right shall be deemed to be delivered for each share of Common Stock we issue or transfer in the future, including but not limited to shares of Common Stock issuable upon exercise of options we grant.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our Common Stock is The Bank of New York.


                                    EXPERTS

     Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included in our annual report on Form 10-K for the year ended December 31, 2000 and incorporated by reference in this Prospectus and registration statement have been audited by KPMG LLP, independent certified public accountants, as set forth in their report incorporated by reference herein and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by our General Counsel - Americas, Gerald E. Klein, Esq. Mr. Klein has been granted options to purchase 5,000 shares of Common Stock at an exercise price of $5.063 per share under the employee benefits plan. The Company will grant options to Mr. Klein in 2002 to purchase an additional 7,500 shares of Common Stock pursuant to the Company's offer to exchange outstanding options of employees and other option holders.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation:

        Registration fee -- Securities and Exchange Commission................  $ 8,345
        Printing fees.........................................................   15,000
        Accounting fees and expenses..........................................    3,500
        Legal fees and expenses...............................................   25,000
        Blue-sky fees and expenses............................................    5,000
        Miscellaneous.........................................................   10,000

          TOTAL...............................................................  $66,845

     We will bear all expenses shown above. All amounts, other than the Securities and Exchange Commission registration fee are estimates solely for the purpose of this offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits us to indemnify our directors, officers, employees and agents against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of our company and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to our company.

     Article VII of our Amended and Restated Certificate of Incorporation contains provisions eliminating our directors' personal liability for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law. These provisions do not limit or eliminate our rights or any stockholders' rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty.

     We maintain directors and officers liability insurance for the benefit of our directors and certain of its officers.

ITEM 16.  EXHIBITS

     The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this registration statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation:

        Registration fee -- Securities and Exchange Commission................  $ 2,808
        Printing fees.........................................................   15,000
        Accounting fees and expenses..........................................    3,500
        Legal fees and expenses...............................................   50,000
        Blue-sky fees andexpenses.............................................    5,000
        Miscellaneous.........................................................   10,000

          TOTAL...............................................................  $86,308

     We will bear all expenses shown above. All amounts, other than the Securities and Exchange Commission registration fee are estimates solely for the purpose of this offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits us to indemnify our directors, officers, employees and agents against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of our company and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to our company.

     Article VII of our Amended and Restated Certificate of Incorporation contains provisions eliminating our directors' personal liability for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law. These provisions do not limit or eliminate our rights or any stockholders' rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty.

     We maintain directors and officers liability insurance for the benefit of our directors and certain of its officers.

ITEM 16.  EXHIBITS

     The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this registration statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

Exhibit No.  Item and Reference
-----------  -------------------

3.1 -- Amended and Restated Certificate of Incorporation and Certificates of Amendment of Certificate of Incorporation of Registrant (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended September 30, 2000 and incorporated herein by reference)

3.2 -- Certificate of Designations specifying the terms of the Series A Junior Participating Preferred Stock (filed as an exhibit to our Current Report on Form 8-K dated September 4, 1998 and incorporated herein by reference)

4.1 -- Rights Agreement Between the Registrant and The Bank of New York dated as of September 2, 1998 (filed as an exhibit to our Registration Statement on Form 8-A dated September 4, 1998 and incorporated herein by reference)

4.2 -- Securities Purchase Agreement dated as of December 11, 2001 among Registrant and Purchasers (filed as an exhibit to our Current Report on Form 8-K dated December 21, 2001 and incorporated herein by reference)

4.3 -- Form of Warrant issued to Purchasers dated December 11, 2001 (filed as an exhibit to our Current Report on Form 8-K dated December 21, 2001 and incorporated herein by reference)

4.4 -- Registration Rights Agreement between the Registrant and Silicon Valley Bank dated June 22, 2001 (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended June 30, 2001 and incorporated herein by reference)

4.5 -- Warrant to Purchase Stock issued to Silicon Valley Bank on June 22, 2001 (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended June 30, 2001 and incorporated herein by reference)

4.6 -- Warrant Agreement dated as of December 11, 2001 between William Blair & Company, L.L.C. and the Registrant

4.7 -- Warrant Agreement dated as of January 7, 2002 between MAST Global Limited and the Registrant

4.8 -- Warrant Agreement dated as of June 20, 2001 between Morgan Howard Group International Limited and the Registrant

5.1  --  Legal opinion of Gerald E. Klein, Esq.

23.1 --  Consent of KPMG LLP

23.2 --  Consent of Gerald E. Klein, Esq. (included in Exhibit 5.1)

24.1 --  Power of attorney (contained on signature page)


ITEM 17.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

(b) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)   The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (2)(i) and (2)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

(4) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilton, State of Connecticut on January 15, 2002.

                            Mercator Software, Inc.



                 By: /s/ Roy C. King
                   --------------------------------
                   Roy C. King
                   President, Chief Executive Officer and
                   Chairman of the Board of Directors

                               POWER OF ATTORNEY

     Each person named as a director whose signature appears below on this registration statement hereby constitutes and appoints Roy C. King and Kenneth Hall and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this registration statement on Form S-3 of Mercator Software, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

NAME                            CAPACITY                        DATE
----                            --------                        ----

/s/ Roy C. King           President, Chief Executive        January 15, 2002
--------------------      Officer and Chairman of the
Roy C. King               Board of Directors
                          (Principal Executive Officer)

/s/ Kenneth J. Hall       Senior Vice President, Chief      January 15, 2002
--------------------      Financial Officer and Treasurer
Kenneth Hall              (Principal Financial and
                          Accounting Officer)

/s/ Ernest E. Keet
--------------------      Director                          January 15, 2002
Ernest E. Keet


/s/ Diane Baker
--------------------      Director                          January 15, 2002
Diane Baker


/s/ James P. Schadt
--------------------      Director                          January 15, 2002
James P. Schadt


/s/ Dennis G. Sisco
--------------------      Director                          January 15, 2002
Dennis G. Sisco


/s/ Constance F. Galley
-----------------------   Director                          January 15, 2002
Constance F. Galley


/s/ Mark C. Stevens
--------------------      Director                          January 15, 2002
Mark C. Stevens

                               INDEX TO EXHIBITS

3.1 -- Amended and Restated Certificate of Incorporation and Certificates of Amendment of Certificate of Incorporation of Registrant (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended September 30, 2000 and incorporated herein by reference)

3.2  --   Certificate of Designations specifying the terms of the Series A
          Junior Participating Preferred Stock (filed as an exhibit to our Current Report on Form 8-K dated September 4, 1998 and incorporated herein by reference)

4.1 -- Rights Agreement Between the Registrant and The Bank of New York dated as of September 2, 1998 (filed as an exhibit to our Registration Statement on Form 8-A dated September 4, 1998 and incorporated herein by reference)

4.2 -- Securities Purchase Agreement dated as of December 11, 2001 among Registrant and Purchasers (filed as an exhibit to our Current Report on Form 8-K dated December 21, 2001 and incorporated herein by reference)

4.3 -- Form of Warrant issued to Purchasers dated December 11, 2001 (filed as an exhibit to our Current Report on Form 8-K dated December 21, 2001 and incorporated herein by reference)

4.4 -- Registration Rights Agreement between the Registrant and Silicon Valley Bank dated June 22, 2001 (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended June 30, 2001 and incorporated herein by reference)

4.5 -- Warrant to Purchase Stock issued to Silicon Valley Bank on June 22, 2001 (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended June 30, 2001 and incorporated herein by reference)

4.6 -- Warrant Agreement dated as of December 11, 2001 between William Blair & Company, L.L.C. and the Registrant

4.7 -- Warrant Agreement dated as of January 7, 2002 between MAST Global Limited and the Registrant

4.8 -- Warrant Agreement dated as of June 20, 2001 between Morgan Howard Group International Limited and the Registrant

5.1   --  Legal opinion of Gerald E. Klein, Esq.

23.1  --  Consent of KPMG LLP

23.2  --  Consent of Gerald E. Klein, Esq. (included in Exhibit 5.1)

24.1  --  Power of attorney (contained on signature page)